As filed with the Securities and Exchange Commission on June 4, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 3, 2026

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8 Sylvan Way, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 8.01. Other Events.

On June 3, 2026, B&G Foods issued a press release announcing the pricing of an offering of $475.0 million aggregate principal amount of 11.00% senior notes due 2031 in a transaction exempt from registration under the Securities Act of 1933, as amended. The senior notes are being issued at a price of 97.67%. The senior notes will be guaranteed on a senior unsecured basis by certain domestic subsidiaries of B&G Foods. The offering is expected to close on June 10, 2026, subject to customary closing conditions.

We estimate that the net proceeds from the offering will be approximately $456.3 million after deducting discounts, fees and expenses related to the offering. We intend to use the proceeds of the offering, together with borrowings under our revolving credit facility and cash on hand, to redeem all of our outstanding 5.25% senior notes due 2027 and pay related fees and expenses.

In connection with the offering, B&G Foods and the subsidiary guarantors have entered into a purchase agreement, dated as of June 3, 2026, with Barclays Capital Inc. as representative of the several initial purchasers named therein, relating to the issuance and sale to the initial purchasers of the senior notes. The purchase agreement contains customary representations and warranties, closing conditions and indemnification obligations. A copy of the purchase agreement is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

The senior notes and the related guarantees have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction and the senior notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any state or other jurisdiction.

This current report does not constitute a redemption notice with respect to the 5.25% senior notes due 2027 and shall not constitute an offer to sell or a solicitation of an offer to buy the senior notes and the related guarantees, nor shall there be any sale of the senior notes and the related guarantees in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the press release announcing the pricing of the offering of senior notes, which is attached to this report as Exhibit 99.1, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Purchase Agreement, dated as of June 3, 2026, among B&G Foods, Inc., the subsidiary guarantors named therein and Barclays Capital Inc. as Representative of the several Initial Purchasers named in Schedule I thereto

99.1	Press release dated June 3, 2026

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: June 4, 2026	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary